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                                                                     EXHIBIT 99A

Contacts:         Frank P. Willey                      William S. Cobb
                  President                            Senior Vice President
                  Allen D. Meadows                     Chief Financial Officer
                  Executive Vice President             (800) 380-0359
                  Chief Financial Officer
                  (805) 563-1566

FOR IMMEDIATE RELEASE

           FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES PLANS TO MERGE GRANITE FINANCIAL, INC. WITH WHOLLY-OWNED SUBSIDIARY OF FIDELITY

       Irvine, Calif., November 17, 1997 -- Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance and real estate services, today announced that it has signed an agreement with Granite Financial, Inc., a Delaware corporation, to merge Granite Financial, Inc. with a newly-formed subsidiary of Fidelity National Financial, Inc.

       Under the terms of the definitive agreement, each share of Granite stock will be converted into the right to receive .701 share of Fidelity National Financial common stock without interest, together with cash in lieu of any fractional share. The exchange ratio has been collared between $28.53 and $22.82. The adjustment factor is designed to insure that the market value of the shares of Fidelity National common stock to be issued to the stockholders of Granite is not less than $16.00 nor more than $20.00 per share of Granite common stock. The market value is to be determined based on the average closing price of Fidelity National Financial during the 20 day trading period ending on the third business day prior to the date of the stockholder meetings to be held to approve the transaction. Below $22.82 Fidelity National Financial may make up the difference in additional shares at its option and above $28.53 Granite shareholders would have the exchange ratio reduced pro rata.


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FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES PLANS TO MERGE GRANITE
FINANCIAL, INC. WITH WHOLLY-OWNED SUBSIDIARY OF FIDELITY

Page 2-2-2-2

It is intended that the merger be treated as a reorganization pursuant to
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended, and be accounted for as a "pooling of interests" for accounting purposes.

       Granite, located in Golden, Colorado, is a rapidly expanding speciality finance company engaged in the business of originating, funding, purchasing, selling, securitizing and servicing equipment leases for a broad range of businesses located throughout the United States. Granite is a prominent consolidator in the $48 billion small-ticket lease finance market with the acquisitions of Global Finance & Leasing in March, 1997; SFR Funding, Inc., in the summer of 1997; and the recently- announced letter of intent to acquire North Pacific Funding, Inc., and its subsidiaries (dba C&W Leasing), a privately held corporation based in Seattle, Washington. North Pacific Funding will do almost $70 million in lease originations during 1997. The transaction is expected to be immediately accretive to earnings and close in early January, 1998. Granite's revenues for the quarter ending September 30, 1997 were $33,986,000 compared to $11,356,000 for the year earlier period in 1996. Net income for the same quarter was $861,280 in 1997 compared to $325,997 for 1996.

       William W. Wehner, Chairman and CEO of Granite Financial, Inc. stated, "We are thrilled to become a part of the Fidelity group of companies. There are significant operating and financial synergies between Granite and Fidelity that should create excellent value for our shareholders. We are looking forward to capitalizing on the advantages this new business combination now affords us and utilizing the financial strength of Fidelity to continue to take advantage of acquisition opportunities in the fragmented small ticket equipment lease market."

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FIDELITY NATIONAL FINANCIAL, INC. ANNOUNCES PLANS TO MERGE GRANITE FINANCIAL,
INC. WITH WHOLLY-OWNED SUBSIDIARY OF FIDELITY

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       William P. Foley, Chairman and CEO of Fidelity National Financial, Inc.
said, "The merger of Granite with Fidelity will enable Fidelity to support Granite's growth by utilizing the high levels of positive cash flow produced by Fidelity's operations. We expect our contacts in the franchise arena and particularly in the Quick Service Restaurant segment to present opportunities to greatly expand originators of franchise equipment financing." Mr. Foley added, "With this merger Fidelity National Financial, Inc. is realizing one of its long range plans to diversify into a business with less interest sensitive sources of revenue and position itself as a diversified financial services company."

       Frank P. Willey, President of Fidelity National Financial, Inc., stated, "We expect the Granite transaction to be E.P.S accretive in 1998 and produce double-digit accretion in 1999. Furthermore, the synergies created by this merger are expected to significantly lower the cost of funding available to Granite, thus enhancing the margins achievable in its core business."

       Headquartered in Irvine, California, Fidelity National Financial, Inc. is one of the largest national underwriters engaged in the business of issuing title insurance policies and providing other title-related services in 49 states, the District of Columbia, Puerto Rico, the Bahamas and the Virgin Islands through its principal underwriting subsidiaries: Fidelity National Title Insurance Company, Fidelity National Title Insurance Company of New York, Fidelity National Title Insurance Company of Tennessee, Nations Title Insurance Company, Nations Title Insurance of New York Inc. and National Title Insurance of New York Inc.

       "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, and results could vary materially from the descriptions contained herein and other risks as may be detailed in the Company's Securities and Exchange Commission filings.